Exhibit 10.04
Agreement for IBM Global Financing Platinum Plan
Invoice Discounting Schedule
Supplies Distributors S.A./Business Supplies Distributors Europe B.V.

Your Name	Supplies Distributors S.A. and Business Supplies Distributors Europe B.V.	Schedule Number	6

Your Number	SDSA — RC Liege 208795 BSDE-HR Maastricht 14062763	Effective date of Schedule	28 March 2006

Credit Limit	€12,500,000	Commencement Date	27 September 2001

No Charge Period	IBM 45 days	Prepayment Percentage	(i) 80% of Eligible IBM Reimbursables (1) (ii) 80% of Eligible IBM Receivables
Collateral Value of Stock-in-Trade
(A)	100% of paid for IBM Printing Systems Division inventory (other than (a) machines which IBM Printing Systems Division has declared obsolete at least 60 days prior to the date of determination and (b) service parts) which (i) we have purchased the associated Supplier Invoice from the Authorised Supplier on or after the Closing Date (ii) purchased directly from IBM prior to the Closing Date and not subject to retention of title, provided, however, we have a first priority security interest in such inventory, (iii) is repurchasable under a repurchase agreement with the Authorized Supplier and (iv) is secured and managed through a pledge with Disposition, with coverage percentage acceptable to us (such acceptable percentage to be determined by us within 60 days of the date this Schedule is executed)The value to be assigned to such inventory shall be based upon the Supplier Invoice net of all applicable credit notes.

(B)	IBM Ireland is added as Authorised Supplier as well as IBM Endicott and IBM Singapore

FINANCE CHARGES (2)

Base Rate (3)	EURIBOR

Discount Charge (5)	Base Rate plus 1.5.%

Default Rate	Base Rate plus 7%

Shortfall Fee	0.30% of Shortfall Amount

Banking Transfer Charge	Nil

Service Fee per Notification	N/A

Monthly Service Fee, Set up Fee	€1,500 plus VAT per month

Survey Fee	€5,000 plus VAT per IBM GF survey

Security Filing Fee	Any fees required as a result of Uniform Commercial Code filings in US in connection with Collateralised Guarantees granted by SDI, Holdings and PFS

Unused Line Fee	Equal to thirty seven and one half (37.5) basis points times the weekly average unused portion of the Credit Line, accruable from the closing date and computed on the basis of a 360-day year, payable quarterly in arrears and upon the maturity or termination of the Credit Line

Extended Credit Charge	Base Rate plus 1.5%

REPORTING

Audited Accounts (4)	90 days after fiscal year

Management (unaudited) Accounts	35 days after fiscal calendar quarter

Collateral Management Report	10 days after calendar month

Aged Creditor Report	10 days after calendar month

Stock Report	10 days after calendar month

Fixed Asset Register	10 days after calendar month

Surveys	A maximum of 4 times per year and not more than one per quarter

Financial Covenant Compliance Certificate from both SDSA and Holdings	45 days after fiscal period

Extended Credit Period	in 10 day increments up to 30 days

ADDITIONAL COLLATERAL

This Agreement
Stock Pledge Agreement among Supplies Distributors, Inc (“SDI”), and IBM GF, whereby SDI pledges 65% of its shares in SDSA and BSDE to IBM GF	Amended and Restated Stock Pledge

Liens: Charges: Pledges: Fixed and Floating Charge over all IBM inventory of SDSA and BSDE and Convention de Gage of SDSA to be registered at Commercial Court	As provided by us

Guarantees of payment of amounts due under the agreement.	Amended and Restated Collateralised Guarantees from PFS, Holdings, and SDI Amended and Restated Corporate Guaranty from PFSweb

Amended and Restated Notes Payable Subordination from SDI in respect of SDSA	As provided by us

Opinion of Counsel	a favourable opinion of counsel for Loan Parties (to be provided post closing) in substantially the form provided to you by us satisfactory to us and from counsel satisfactory to it;.

Certificate of Authority	a certificate of the secretary or an assistant secretary of each Loan Party as applicable, certifying that, among other items, (i) BSDE is duly organized under the laws of the Netherlands and is registered to conduct business in Belgium, (ii) SDSA and PFS Web B.V. are duly organized under the laws of the Kingdom of Belgium and registered to do business there (iii) true and complete copies of the articles of incorporation, or corresponding organizational documents, as applicable, and your by-laws are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof, (iv) the resolution as stated in the certificate is a true, accurate and compared copy of the resolution adopted by your Board of Directors authorizing the execution, delivery and performance of this Agreement and each other document executed and delivered in connection herewith, and (v) the names and true signatures of your officers authorized to sign this Agreement and the other documents;

Miscellaneous
•    Listing of all creditors (if any) providing accounts receivable financing to you;

•    A duly executed compliance certificate as to your compliance with the financial covenants set forth below as of the last fiscal month you have published financial statements;

•    A copy of an all-risk insurance certificate pursuant to Clause 8.2.5 of the Agreement.

OTHER CONDITIONS
1. Valid and enforceable customary documentation for the Collateral provided by BSDE, SDSA and PFS Web B.V.
2. Any strategic changes in the structure of the group, significant management changes and/or any major changes in Capex/investment plans to be advised to IBM GF immediately.
3. Prepayments under the Platinum Plan are not to be used for early repayment of commercial loans.
4. The Financial Statements of SDSA and BSDA as of Closing Date in form and substance satisfactory to us in our sole discretion;
5. A certified copy of the current organization chart of Loan Parties;
6. Evidence satisfactory to us that UCC-1 statements have been filed against SDI, Holdings and PFS with IBM GF as the Lien holder;
7. IBM Credit is satisfied that all conditions precedent in accordance with the AIF have been met; and
8. Liquidation of BSD Europe B.V. is approved on terms that SDSA acknowledges that it will remain liable solely for all obligations owed or be come owing by both entities currently under this Agreement.
FINANCIAL COVENANTS
SDSA and BSDE will be required, on a consolidated basis, to maintain the following financial ratios, percentages and amounts on a year to date basis as of the last day of the fiscal period under review (quarterly and annually) by us and IBM Credit:

	Covenant	Covenant Requirement
(i)	Debt to Tangible Net Worth	Greater than Zero and Less than 7.0:1.0

(ii)	Net Profit after Tax to Revenue	Greater than 0.10 percent

(iii)	Working Capital Turnover (WCTO)	Greater than Zero and Less than 43.0:1.0
PFSweb, Inc. will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review ( quarterly and annually) by IBM Credit:

	Covenant	Covenant Requirement
(v)	Tangible Net Worth	Greater than $18,000,000.00 for period ending 03/31/06 and beyond.
FINANCIAL COVENANT DEFINITIONS
The following terms shall have the following respective meanings in this Schedule. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss), after taxes, of SDSA and BSDE on a consolidated basis for such period determined in accordance with GAAP.
“Current” shall mean within the ongoing twelve-month period.
“Current Assets” shall mean assets that are cash or expected to become cash within the ongoing twelve months.

“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve-month period. All indebtedness to IBM GF shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.
“Debt” shall mean all liabilities or obligations to pay another person/company a certain amount at a specified date excluding subordinated debt.
“Long Term” shall mean beyond the ongoing twelve-month period.
“Long Term Assets” shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.
“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.
“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs (excluding amortization of good will), including applicable taxes, excluding currency adjustments for each period (other than for annual periods to the extent required by GAAP).
“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers (excluding intercompany transactions) for which said customers have paid or are obligated to pay, plus other income as allowed.
“Subordinated Debt” shall mean SDSA’s indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM GF (all Subordinated Debt shall not be considered Current Liabilities).
“Tangible Net Worth” shall mean Total Net Worth minus goodwill
“Total Assets” shall mean the total of Current Assets and Long Term Assets.
“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.
“Total Net Worth” (the amount of owner’s or stockholder’s ownership in an enterprise) is equal to Total Assets minus Total Liabilities.
“Working Capital” shall mean Current Assets minus Current Liabilities.
“Working Capital Turnover (WCTO)” shall mean annualised Revenue divided by Working Capital.

Addresses
Pursuant to Clause 11.9 of the Agreement, the following are the addresses of the parties to the Agreement:

(i) if to IBM GF:	(ii) if to SDSA:

IBM Belgium Financial Services S.A. Avenue du Bourget, BE- 42 11 30 Brussels VAT BE 424300467	Supplies Distributors S.A. Rue Louis Blériot 5 B-4460 Grace-Hollogne Belgium:

(iii) if to BSDE:	(iv) if to PFS Web B.V.

Business Supplies Distributors Europe BV Markt 28, 6211 CF Maastricht The Nederlands	PFS Web B.V. SPRL c/o SDSA
Footnotes:
(1)	The maximum value for collateral representing IBM Reimbursables is €2 million.

(2)	All charges are exclusive of any taxes and duties. You agree to pay all applicable taxes and duties.

(3)	“EURIBOR”, is the one month rate for Euros determined by the Banking Federation of the European Union appearing on Reuters page 01 at or about 11:00 am (Central European Time) on the relevant day. “Reuters page 01” means the display designated as “Page 01” on the Reuters Service (or such other page as may replace Page 01 on that service or such other service as may replace it). On the first Business Day of a calendar month the Base Rate will be changed to EURIBOR appearing for the last Business Day of the previous calendar month. If at any time, EURIBOR changes by 0.25% or more, the Base Rate will be changed by the same amount on the day of such change or the next following Business Day. Charges accruing from day to day will be calculated on the basis of a year of 360 days and the actual number of days elapsed. If the Due Date for payment in Euros is not a day on which settlement in Euros can be effected, the payment will be made on the preceding Business Day on which settlement can be effected.
(4)Audited Accounts within 90 days of fiscal year end. Revised business plans/budgets will also be required at this time to enable an annual facility and covenant review to be effected by us

By signing below all parties accept the terms of the Schedule. This Schedule amends and replaces any Schedule issued and/or dated previously to this one.

Signed on behalf of	Signed on behalf of

SUPPLIES DISTRIBUTORS S.A.	IBM BELGIUM FINANCIAL SERVICES S.A.

TVA BE 475.286.142	TVA BE 424.300.467

Signed:	Signed:

By Name:	By Name:

Title:	Title:

Signature:	Signature:

Date:	Date:

BUSINESS SUPPLIES DISTRIBUTORS EUROPE BV	PFS WEB B.V. SPRL

Signed:	Signed:

By Name:	By Name:

Title:	Title:

Signature:	Signature:

Date:	Date: